Pope Resources Announces Designation Of Thomas M. Ringo As Chief Executive Officer

POULSBO, Wash., Dec. 1, 2014 /PRNewswire/ -- Pope Resources (NASDAQ: POPE) announced today that the Board of Directors has appointed Thomas M. Ringo as the Partnership's permanent Chief Executive Officer and member of the Board of Directors. Mr. Ringo has been serving as the interim Chief Executive Officer since May 31, 2014 and has served as the Partnership's Chief Financial Officer since 2000. He has been a member of the Partnership's management since 1989.

Douglas Norberg, the Partnership's Lead Director stated, "We are pleased to announce that we have selected Tom to lead the organization. He has a thorough knowledge of the timber industry, and his experience with our real estate portfolio and fund investors is exceptional. We are fortunate to have an internal candidate of Tom's caliber." Mr. Ringo will continue as the Partnership's Chief Financial Officer until the Board of Directors undertakes and completes a formal search for a permanent replacement to serve in that role.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 193,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for more than 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Thomas M. Ringo, Chief Executive Officer, 360.697.6626, Fax 360.697.1156